EXHIBIT 99.1

UFP Technologies Announces 2020 Results

NEWBURYPORT, Mass., March 04, 2021 (GLOBE NEWSWIRE) -- UFP Technologies, Inc. (Nasdaq: UFPT), an innovative designer and custom manufacturer of components, subassemblies, products, and packaging primarily for the medical market, today reported net income of $13.4 million or $1.77 per diluted common share outstanding for its year ended December 31, 2020, compared to net income of $19.8 million or $2.63 per diluted common share outstanding for 2019. Sales for 2020 were $179.4 million compared to 2019 sales of $198.4 million.

For its fourth quarter ended December 31, 2020, the Company reported net income of $4.2 million or $0.55 per diluted common share outstanding, compared to $5.8 million or $0.77 per diluted common share outstanding in the same period of 2019. Sales for the fourth quarter 2020 were $45.2 million versus 2019 fourth quarter sales of $50.3 million.

"I am proud of our performance in 2020 and excited about our future," said R. Jeffrey Bailly, Chairman & CEO. "Our team did a great job responding to the Covid-19 pandemic, reorganizing our factories to keep our staff and visitors safe; smoothly managing supply chain issues while continuing to meet our customers' critical needs; taking millions of dollars in costs out of the business; and improving our cash balance by more than $20 million. Sales for the year declined 9.6%, due to a 6.8% drop in medical sales coupled with a 19.1% decline in our Advanced Components business.   However, our Product Development business grew by 63%, which bodes well for future medical manufacturing revenue. Medical sales were down primarily due to a drop in elective surgeries. We expect these to return to pre-pandemic levels by Q4 2021 and then to grow due to pent-up demand. And, although all of our markets declined in the second and third quarters, we saw a strong rebound in the consumer and aerospace & defense markets by the end of the year."

"Operating income declined about 32%," Bailly continued. “However, significant cost-cutting and efficiency improvements throughout the year helped to generate a steady improvement in gross margins from 23.3% in Q2, to 24.3% in Q3, to 25.2% in Q4. I am confident that millions of dollars in savings from these cost-cutting initiatives will be permanent and, when sales return to pre-pandemic levels, we will be a stronger, more profitable company."

"We remain committed to our acquisition growth strategy and our disciplined approach to vetting candidates," Bailly added. "We continue to evaluate opportunities that can increase our value to customers by adding new capabilities, differentiated materials, strategic geographies, or synergistic cost savings."

"With our strong balance sheet including $28 million currently in cash, $50 million line of credit, robust pipeline of both internal and external growth opportunities, and improved business outlook, we remain very bullish about our future," Bailly said.

Financial Highlights:

  Sales for the fourth quarter decreased 10.2% to $45.2 million, from $50.3 million in the same period of 2019. Sales for the full year of 2020 decreased 9.6% to 179.4 million, from $198.4 million in the same period of 2019.
  Fourth quarter sales to the medical market decreased 19.4%. Sales to the aerospace & defense market increased 22.1% while sales to the automotive market decreased 6.1%. All other sales (consumer, electronics, and industrial) increased 15.3%.
  Full year 2020 sales to the medical market decreased 6.8%. Sales to the aerospace & defense and automotive markets decreased 8.4% and 27.0%, respectively. All other sales (consumer, electronics, and industrial) decreased 10.5%.
  Gross profit as a percentage of sales (“gross margin”) decreased to 25.2% for the fourth quarter, from 27.4% in the same quarter of 2019. Gross margin for the full year of 2020 decreased to 24.9%, from 27.2% in the same period of 2019.
  Selling, general and administrative expenses (“SG&A”) for the fourth quarter decreased 10.5% to $6.3 million compared to $7.0 million in the same quarter of 2019. Full year 2020 SG&A decreased 6.0% to $27.5 million, from $29.3 million in the same period of 2019.
  For the fourth quarter, operating income decreased to $4.9 million, from $6.7 million in the same quarter of 2019. Full year 2020 operating income decreased to $16.7 million, from $24.7 million in the same period of 2019.
  Net income decreased to $4.2 million in the fourth quarter, from $5.8 million in the same period of 2019. Full year 2020 net income decreased to $13.4 million, from $19.8 million in the same period of 2019.

About UFP Technologies, Inc.

UFP Technologies is an innovative designer and custom manufacturer of components, subassemblies, products, and packaging primarily for the medical market. Utilizing highly specialized foams, films and plastics, UFP converts raw materials through laminating, molding, radio frequency welding and fabricating techniques. The Company is diversified by also providing highly engineered solutions to customers in the aerospace & defense, automotive, consumer, electronics and industrial markets.

Forward-Looking Statements

This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements. Such statements include, but are not limited to, statements about the Company’s prospects; statements about the potential further impact the novel coronavirus ("COVID-19") pandemic may have on the Company’s business, financial condition and results of operations, including with respect to the different markets in which the Company participates, the demand for its products, the well-being and availability of the Company’s employees, the continuing operation of the Company’s locations, the Company’s efforts to address the pandemic, including regarding the safety of its employees, the maintenance of its facilities and the sufficiency of the Company’s supply chain, inventory, liquidity and capital resources, including increased costs in connection with such efforts, the impact of the pandemic on the businesses of the Company’s suppliers and customers, and the overall impact the pandemic may have on the Company’s financial results in 2021; statements about the Company’s acquisition strategies and opportunities and the Company’s growth potential and strategies for growth; expectations regarding customer demand; expectations regarding the Company’s liquidity and capital resources, including the sufficiency of its cash reserves and the availability of borrowing capacity to fund operations and/or potential future acquisitions; anticipated revenues and the timing of such revenues; anticipated trends and potential advantages in the different markets in which the Company competes, including the medical, aerospace and defense, automotive, consumer, electronics, and industrial markets, and the Company’s plans to expand in certain of its markets; and any indication that the Company may be able to sustain or increase its sales, earnings or earnings per share, or its sales, earnings or earnings per share growth rates. Accordingly, actual results may differ materially. Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q. The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2020	2019	2020	2019
Net sales	$45,153	$50,261	$179,373	$198,381
Cost of sales	33,769	36,490	134,689	144,422
Gross profit	11,384	13,771	44,684	53,959
Selling, general and administrative expenses	6,287	7,025	27,493	29,251
Loss on disposal of fixed assets	160	-	459	-
Operating income	4,937	6,746	16,732	24,708
Interest expense, net	(17)	(84)	(83)	(674)
Other (expense) income	(4)	73	(366)	(388)
Income before income tax expense	4,916	6,735	16,283	23,646
Income tax expense	744	958	2,914	3,896
Net income	$4,172	$5,777	$13,369	$19,750

Net income per share outstanding	$0.56	$0.78	$1.79	$2.66
Net income per diluted share outstanding	$0.55	$0.77	$1.77	$2.63

Weighted average shares outstanding	7,496	7,439	7,484	7,424
Weighted average diluted shares outstanding	7,574	7,545	7,566	7,516

Consolidated Condensed Balance Sheets
(in thousands)
(unaudited)

	December 31,	December 31,
	2020	2019

Assets:
Cash and cash equivalents	$24,234	$3,743
Receivables, net	26,428	28,648
Inventories	18,642	18,276
Other current assets	2,560	2,583
Net property, plant, and equipment	53,755	56,739
Goodwill	51,838	51,838
Intangible assets, net	19,718	20,975
Other assets	6,029	5,956
Total assets	$203,204	$188,758
Liabilities and equity:
Accounts payable	4,121	4,577
Other current liabilities	11,016	12,207
Other liabilities	11,174	9,983
Total liabilities	26,311	26,767
Total equity	176,893	161,991
Total liabilities and stockholders' equity	$203,204	$188,758